FOR:     ASCENT ASSURANCE, INC.

FROM:    Ascent Assurance, Inc.
           110 West Seventh Street, Suite 300
           Fort Worth, TX  76102
           (817) 878-3300
                                                  CORPORATE CONTACT:
                                                        Cynthia B. Koenig
                                                        Chief Financial Officer
                                                        (817) 878-3732

                                                  FOR IMMEDIATE RELEASE:
                                                        April 17, 2001

                 ASCENT ASSURANCE REPORTS FOURTH QUARTER RESULTS

FORT WORTH, Texas, April 17, 2001...Ascent Assurance, Inc. (AASR.OB) reported today a net loss of ($16.7) million for the fourth quarter and ($18.9) million for the year ended December 31, 2000. The loss applicable to common stockholders was ($17.3) million or ($2.67) per common share for the fourth quarter and ($21.5) million or ($3.31) per common share for the year ended December 31, 2000 after deducting preferred stock dividends of $622,000 and $2.6 million, respectively. For the fourth quarter of 1999, net income was $345,000 and loss applicable to common stockholders was ($286,000) or ($0.04) per common share after deducting preferred stock dividends of $631,000. Preferred stock dividends are payable annually through the issuance of additional shares of preferred stock or cash, at the Company's option. On December 31, 2000, preferred stock dividends accrued in 2000 were paid through the issuance of 2,575 shares of preferred stock.

Total revenues were $38.4 million and $149.6 million for the fourth quarter and year ended December 31, 2000, respectively, as compared to $34.8 million and $142.8 million for the corresponding 1999 periods. Total premium revenues increased by $2.6 million or 9% for the fourth quarter and $3.6 million or 3% for the year ended December 31, 2000 as compared to the corresponding prior year periods. First year premiums increased by 53% to $8.6 million for the fourth quarter of 2000 as compared to $5.6 million for the 1999 fourth quarter.

The benefits and claims to premium ratio was 99.8% and 85% for the fourth quarter and year ended December 31, 2000, respectively, as compared to 75.5% and 75.2% for the corresponding 1999 periods. In July 2000, the Company discontinued marketing the principal medical expense product sold since 1998, as targeted profitability levels were not met.

As a result of fourth quarter 2000 losses, the Company determined that a premium deficiency of $1.5 million existed at December 31, 2000 related to medical expense products issued subsequent to the fresh start date of March 31, 1999. Accordingly, a non-cash charge was recorded to reduce deferred policy acquisition costs by $1.5 million at December 31, 2000.

Also as a result of fourth quarter 2000 losses, the Company recorded a non-cash charge to increase the deferred tax asset valuation allowance by $10.4 million to $18.3 million at December 31, 2000 which fully reserves the Company's deferred tax asset. Realization of the Company's deferred tax asset is dependent upon the Company's return to profitability. Management believes that losses from discontinued medical expense products can be reduced through rate increase management. However, under applicable accounting literature, projections of future profitability are given little weight when evaluating the recoverability of deferred tax assets.

Patrick J. Mitchell, Chairman and CEO, commenting on fourth quarter operations said, "Our financial results for the quarter were again adversely impacted by a high benefits and claims to premium ratio. We continue to focus our efforts on our operating strategies to enhance future results. Sales of our new major medical product, introduced in July of 2000, continue to accelerate. The new product, designed to produce a substantially lower benefits and claims to premium ratio, should begin to favorably impact operating results later this year."

The Company also closed a debt financing arrangement with Credit Suisse First Boston Management Corporation, an affiliate of the Company's largest stockholder, enabling the Company to contribute the entire $11 million proceeds of the loan as a capital contribution to one of its insurance subsidiaries. The loan bears interest at a rate of 12% per annum and matures in April, 2004. Absent any acceleration following an event of default, the Company may elect to pay interest in kind by issuance of additional notes. The credit agreement relating to the loan provides for a facility fee of $1.5 million which is payable upon the earlier of maturity or a change in control, as defined. The Company's obligations under this facility are secured by the capital stock of certain subsidiaries and other assets not pledged as collateral in connection with the Company's receivables financing facility.

Mr. Mitchell commenting on the transaction stated "We are pleased that this additional investment will enable us to satisfy our statutory capital and surplus requirements and continue our long term commitment to our shareholders, the policyholders of our insurance subsidiaries and all other stakeholders of the Company."

Book value at December 31, 2000 was $.63 per outstanding common share, or $1.17 per outstanding common share excluding the effects of the change in unrealized mark to market valuation of the Company's investment portfolio.

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting and administration of medical-surgical expense, supplemental health, life and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company's goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

     (Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company's Form 10-K for the year ended December 31, 2000 and Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.)

                             ASCENT ASSURANCE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (000's omitted, except for per share amounts)


                                                                                            Nine Months     Three Months

                                                        Three Months Ended    Year Ended       Ended            Ended
                                                           December 31,       December 31,  December 31,       March 31,
                                                  --------------------------- -------------------------------------------
                                                   2000           1999         2000          1999              1999
                                                  ------------ -------------- --------------------------- ---------------
                                                                                                            Westbridge
                                                                                                          Capital Corp.*

                                                                                                         ---------------

First-year premium                                $  8,626    $  5,638    $   30,984    $   14,350         $   3,121
Renewal premium                                     22,218      22,647        88,924        72,021            26,827
                                                  ----------------------- ---------------------------      -----------
   Total premium                                    30,844      28,285       119,908        86,371            29,948

Net investment income                                2,772       2,186         9,741         6,740             2,562
Fee and service income                               4,994       4,367        20,391        13,069             4,263
Net realized (loss) gain on investments               (246)        (38)         (454)         (208)               41
                                                  ----------------------- ---------------------------      -----------
   Total revenue                                    38,364      34,800       149,586       105,972            36,814
                                                  ----------------------- ---------------------------      -----------

Benefits and claims                                 30,780      21,347       101,940        65,699            21,799
Commissions                                          6,209       5,962        25,010        17,891             6,688
General and administrative expenses                  9,010       7,527        35,159        21,034             7,229
Recognition of premium deficiency                    1,500           -         1,500             -                 -
Taxes, licenses and fees                             1,167         940         5,105         3,422             1,059
Increase in deferred acquisition costs                (925)     (1,595)       (6,818)       (4,354)             (862)
Interest expense on notes payable                      194          80           629           284               119
Interest expense on retired/canceled debt                -           -             -             -               507
Resolution of preconfirmation contingencies              -           -             -        (1,235)                -
                                                  ----------------------- ---------------------------      -----------
   Total expenses                                   47,935      34,261       162,525       102,741            36,539
                                                  ----------------------- ---------------------------      -----------

Pretax (loss) income                                (9,571)        539       (12,939)        3,231               275
Federal income tax benefit (expense)                (7,148)       (194)       (6,003)       (1,125)              (67)
                                                  ----------------------- ---------------------------      -----------
Net (loss) income                                 $(16,719)   $    345    $  (18,942)   $    2,106         $     208
                                                  ======================= ===========================      ===========

Preferred stock dividends                              622         631         2,576         1,874                 -
                                                  ----------------------- ---------------------------      -----------
(Loss) income applicable to common stockholders   $(17,341)   $   (286)   $  (21,518)   $      232         $     208
                                                  ======================= ===========================      ===========

Basic and diluted (loss) income per common share  $  (2.67)   $   (.04)   $    (3.31)   $      .04         $     .03
                                                  ======================= ===========================      ===========
Weighted average shares outstanding
   Basic                                             6,500       6,500         6,500         6,500             7,032
                                                  ======================= ===========================      ===========
   Diluted                                           6,500       6,500         6,500         6,510             7,032
                                                  ======================= ===========================      ===========

     * The Company changed its name to Ascent Assurance, Inc. on March 24, 1999, the effective date of its reorganization and adoption of "fresh-start" accounting in accordance with generally accepted accounting principles.

                             ASCENT ASSURANCE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                  (000's omitted, except for per share amounts)


                                                       December 31,           December 31,
                                                           2000                  1999
                                                    -------------------    ------------------
      Assets

      Investment assets                                $     109,577         $     110,193
      Cash                                                     2,658                 5,110
      Accrued investment income                                1,965                 2,030
      Deferred policy acquisition costs                       24,711                19,393
      Agent receivables, net                                   8,737                 7,062
      Deferred tax asset, net                                      -                 7,086
      Property and equipment                                   6,375                 6,272
      Other assets                                             6,455                 6,544
                                                    -------------------    ------------------

      Total Assets                                     $     160,478         $     163,690
                                                    ===================    ==================

      Liabilities and Equity

      Policy liabilities                               $     104,084          $     95,895
      Notes payable                                            8,947                 7,162
      Other liabilities                                       15,667                13,592
                                                    -------------------    ------------------
           Total Liabilities                                 128,698               116,649

      Redeemable Convertible Preferred Stock                  27,705                23,257

      Stockholders' Equity *                                   4,075                23,784
                                                    -------------------    ------------------

      Total Liabilities and Equity                      $    160,478         $     163,690
                                                    ===================    ==================


           Book Value Per Outstanding

               Common Share*                            $        .63         $        3.66
                                                    ===================    ==================


          * Excluding pre-tax unrealized investment losses of $3,521 for December 31, 2000 and after-tax unrealized investment losses of $3,851 for December 31, 1999, book value per outstanding common share was $1.17 at December 31, 2000 and $4.25 at December 31, 1999.